EXHIBIT 1.1

SPIRIT AIRLINES, INC.

Pass Through Certificates, Series 2017-1

UNDERWRITING AGREEMENT

November 13, 2017

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

As Representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

Spirit Airlines, Inc., a Delaware corporation (the “Company”), proposes that Wilmington Trust, National Association (“Wilmington Trust”), acting not in its individual capacity but solely as pass through trustee (the “Trustee”) under the Pass Through Trust Agreement, dated as of August 11, 2015 (the “Basic Agreement”), and supplemented by the Class AA Trust Supplement, the Class A Trust Supplement and the Class B Trust Supplement (each as defined below), between the Company and the Trustee, issue and sell to the Underwriters named in Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), the Spirit Airlines Pass Through Certificates, Series 2017-1-AA (the “Class AA Certificates”), the Spirit Airlines Pass Through Certificates, Series 2017-1-A (the “Class A Certificates”), and the Spirit Airlines Pass Through Certificates, Series 2017-1-B (the “Class B Certificates” and, together with the Class AA Certificates and the Class A Certificates, the “Certificates”) in the aggregate amounts and with the interest rates and final expected distribution dates set forth in Schedule II hereto on the terms and conditions stated herein.

The Basic Agreement will be supplemented with respect to (a) the Class AA Certificates by a trust supplement, to be dated as of the date of the Closing Time (as defined herein) (the “Class AA Trust Supplement”), which relates to the creation and administration of the Spirit Airlines Pass Through Trust, Series 2017-1-AA (the “Class AA Trust”), (b) the Class A Certificates by a trust supplement, to be dated as of the date of the Closing Time (the “Class A Trust Supplement”), which relates to the creation and administration of the Spirit Airlines Pass Through Trust, Series 2017-1-A (the “Class A Trust”), and (c) the Class B Certificates by a trust supplement, to be dated as of the date of the Closing Time (the “Class B Trust Supplement”), which relates to the creation and administration of the Spirit Airlines Pass Through Trust, Series 2017-1-B (the “Class B Trust” and, together with the Class AA Trust and the Class A Trust, the “Trusts,” and each, a “Trust”). As used herein, the “Designated Agreements” refers to the Basic Agreement, as supplemented by the Class AA Trust Supplement, the Class A Trust Supplement and the Class B Trust Supplement.

The cash proceeds of the offering of Certificates by each Trust will be paid to Wilmington Trust Company, as escrow agent (the “Escrow Agent”), under an Escrow and Paying Agent Agreement among the Escrow Agent, the Underwriters, the Trustee for such Trust and Wilmington Trust, as paying agent (the “Paying Agent”), for the benefit of the holders of Certificates issued by such Trust (each, an “Escrow Agreement” and, together, the “Escrow Agreements”). The Escrow Agent will deposit such cash proceeds of the offering of Certificates by a Trust (each, a “Deposit” and, together, the “Deposits”) with Citibank, N.A., as depositary (the “Depositary”), in accordance with a Deposit Agreement relating to such Trust (each, a “Deposit Agreement” and, together, the “Deposit Agreements”), and will withdraw

Deposits upon request to allow the Trustee of the applicable Trust to purchase Equipment Notes (as defined in the Note Purchase Agreement referred to herein) from time to time pursuant to a Note Purchase Agreement to be dated as of the date of the Closing Time (the “Note Purchase Agreement”) among the Company, the Trustee of each of the Trusts, the Escrow Agent and Wilmington Trust, as Subordination Agent (as hereinafter defined) and Paying Agent. With respect to each Certificate, the Escrow Agent will issue a receipt to be attached to such Certificate (each, an “Escrow Receipt”) representing a fractional undivided interest of the holder of such Certificate in amounts deposited with the Depositary on behalf of the Escrow Agent and will pay to such holders through the related Paying Agent interest accrued on the Deposits and received by such Paying Agent pursuant to the related Deposit Agreement at a rate per annum equal to the interest rate applicable to such Certificate. Subject to the terms and conditions of the Note Purchase Agreement and the relevant participation agreement between the Company and Wilmington Trust (each, a “Participation Agreement” and, collectively, the “Participation Agreements”), the Equipment Notes will be issued initially in three series under up to 12 separate Indenture and Security Agreements between the Company and Wilmington Trust, as Loan Trustee (the “Loan Trustee”) (each, including any supplements thereto, an “Indenture” and, collectively, the “Indentures”), and the Company may issue one or more series of Additional Equipment Notes or Refinancing Equipment Notes, each as defined in the Intercreditor Agreement (as defined below).

The holders of the Class AA Certificates, the Class A Certificates and the Class B Certificates will be entitled to the benefits of a separate liquidity facility with respect to certain amounts of interest payable thereon. Commonwealth Bank of Australia, New York Branch, (the “Liquidity Provider”), will enter into a revolving credit agreement with respect to each of the Class AA Trust, the Class A Trust and the Class B Trust (each, a “Liquidity Facility” and, together, the “Liquidity Facilities”), to be dated as of the date of the Closing Time, for the benefit of the holders of the Class AA Certificates, the Class A Certificates and the Class B Certificates, as applicable. The Liquidity Provider and the holders of the Class AA Certificates, the Class A Certificates and the Class B Certificates will be entitled to the benefits of an Intercreditor Agreement, to be dated as of the date of the Closing Time (the “Intercreditor Agreement”), among Wilmington Trust, as Trustee of the Class AA Trust, the Class A Trust and the Class B Trust, the Liquidity Provider and Wilmington Trust, as Subordination Agent (the “Subordination Agent”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3ASR (File No. 333-202260) relating to securities, including pass through certificates (the “Shelf Securities”), to be issued from time to time by the Company. The registration statement (including the exhibits thereto and the documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are incorporated by reference therein), as amended to and including the date of this Agreement (as defined below), including the information (if any) deemed retroactively to be part of the registration statement pursuant to Rule 430B (“Rule 430B”) under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated February 24, 2015, filed as part of the Registration Statement, in the form first made available to the Underwriters by the Company in connection with the offering of the Certificates to meet requests of purchasers pursuant to Rule 173 under the Securities Act, is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as supplemented by the final prospectus supplement specifically relating to the Certificates in the form first made available to the Underwriters by the Company in connection with the offering of the Certificates to meet requests of purchasers pursuant to Rule 173 under the Securities Act, is hereinafter referred to as the “Prospectus,” and the term “Preliminary Prospectus” means the preliminary prospectus supplement relating to the Certificates that omits information in accordance with the provisions of Rule 430B, together with the Base Prospectus and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act. For purposes of this Agreement, (i) “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and (ii) “Time of Sale Prospectus” means the Preliminary Prospectus together with the free writing prospectuses, each identified in Schedule IV hereto (including the final term sheet to be dated the date hereof, in substantially the form attached as Schedule III hereto and to be filed pursuant to Rule 433 under the Securities Act). As used herein, the terms “Registration Statement,” “Base Prospectus,” “Preliminary Prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus, the Preliminary Prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Exchange Act and incorporated by reference therein.

Capitalized terms used but not otherwise defined in this Underwriting Agreement (this “Agreement”) shall have the meanings specified in or pursuant to the Designated Agreements or the Intercreditor Agreement; provided that, as used in this Agreement, the term “Operative Documents” shall mean, collectively, the Intercreditor Agreement, the Liquidity Facilities, the Fee Letter, the Designated Agreements, the Participation Agreements, the Indentures, the Escrow Agreements, the Deposit Agreements and the Note Purchase Agreement.

As used herein, unless the context otherwise requires, the term “you” shall mean Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representatives of the several Underwriters listed on Schedule I hereto.

1. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter, and agrees with each of the Underwriters, that:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 on Form S-3 (File No. 333-202260), including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Certificates. Such Registration Statement, including any amendments thereto filed prior to 3:23pm, Eastern Time, on the date of this Agreement (such time and date, the “Applicable Time”), became effective upon filing. On the original effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. The Registration Statement is a shelf registration statement; the Company is eligible to use the Registration Statement as a shelf registration statement; and the Company has not received notice that the Commission objects to the use of the Registration Statement as a shelf registration statement. As of the date of filing, the Registration Statement did, and the Time of Sale Prospectus, as of the date hereof does, and on the Closing Time will, and the Prospectus when first filed in accordance with Rule 424(b) and (together with any supplements thereto) on the Closing Time will, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder.

(b) As of the date of filing and at the Applicable Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the date of filing pursuant to Rule 424(b) and on the Closing Time, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement that shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) any statements or omissions made in reliance upon and in conformity with the information furnished in writing to the Company by the Underwriters as set forth in the penultimate sentence of Section 7(a) hereof.

(c) The Time of Sale Prospectus and the price to the public, the aggregate principal amount of Certificates and the underwriting discount to be included on the cover page of the Prospectus, when taken together as a whole, at the Applicable Time and on the Closing Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to any statements or omissions made in reliance upon and in conformity with the information furnished in writing to the Company by the Underwriters as set forth in the penultimate sentence of Section 7(a) hereof.

(d) Except for the free writing prospectuses identified in Schedule IV hereto, including electronic road shows, and furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectuses. Each “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) does not include any information that conflicts with the information contained in the Registration Statement and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements or omissions in any issuer free writing prospectus made in reliance upon and in conformity with the information furnished in writing to the Company by the Underwriters as set forth in the penultimate sentence of Section 7(a) hereof.

(e) There has not occurred any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in the condition, financial or otherwise, or in the earnings, business or operations of the Company from that set forth in the Time of Sale Prospectus provided to prospective purchasers of the Certificates.

(f) Subsequent to the respective dates as of which information is given in each of the Time of Sale Prospectus and the Prospectus, (i) the Company has not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) other than pursuant to the Company’s existing share repurchase program or shares withheld in connection with the vesting or exercise of employee stock awards, the Company has not purchased any of its outstanding capital stock, nor declared, paid nor otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short term debt or long term debt of the Company, except in each case as described in each of the Time of Sale Prospectus and the Prospectus.

(g) As of the Applicable Time (with such date being used as the determination date for purposes of this paragraph (g)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(h) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Certificates in reliance on the exemption in Rule 163, and (iv) at the Applicable Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(i) The documents incorporated by reference in the Time of Sale Prospectus and the Prospectus and any amendments thereof or supplements thereto, at the time they were or hereafter are filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(j) The interactive data in the eXtensible Business Reporting Language (“XBRL”) included as an exhibit to the Registration Statement has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(k) The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Time of Sale Prospectus and the Prospectus, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, businesses or properties of the Company, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”). The Company has no subsidiaries.

(l) Neither the sale of the Certificates nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), a conflict, breach, violation or imposition that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on the consummation of the transactions contemplated hereby.

(m) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except (i) such as have been obtained under the Securities Act, (ii) such as may be required under the Trust Indenture Act, (iii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Certificates by the Underwriters in the manner contemplated herein and in the Time of Sale Prospectus and the Prospectus filings, (iv) recordings with the Federal Aviation Administration (“FAA”) and under the Uniform Commercial Code as in effect in the State of Delaware, which filings or recordings will have been duly made or duly presented for filing on or prior to the applicable Closing Date (as defined in the applicable Participation Agreement), and (v) such as may be required in connection with the registration of the “international interests” created pursuant to the Indentures under the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment signed in Cape Town, South Africa on November 16, 2001.

(n) The Company is not in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, which violation or default, in the case of clauses (ii) and (iii), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(o) This Agreement, the Equipment Notes and the Operative Documents to which the Company is, or is to be, a party have each been duly authorized by the Company. This Agreement and each Operative Document to which the Company is, or is to be, a party, has been or (subject to the satisfaction of conditions precedent set forth in the Note Purchase Agreement and the Participation Agreements) will be at the Closing Time or the applicable Closing Date, duly executed and delivered by the Company. The Equipment Notes will be (subject to the satisfaction of conditions precedent set forth in the Note Purchase Agreement and the Participation Agreements) duly executed and delivered by the Company at or prior to the applicable Closing Date. The Operative Documents to which the Company is, or is to be, a party, when duly executed and delivered by the Company, assuming that such documents constitute the legal, valid and binding obligations of each other party thereto, constitute or will constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and the holders thereof will be entitled to the benefits of the related Designated Agreement and except, in the case of the Indentures, as limited by applicable laws that may affect the remedies provided in the Indentures. When executed, authenticated, issued and delivered in the manner provided for in the related Escrow Agreement, the Escrow Receipts will be legally and validly issued and will be entitled to the benefits of the related Escrow Agreement. The Certificates, the Equipment Notes, the Escrow Receipts and the Operative Documents will conform in all material respects to the descriptions thereof in the Time of Sale Prospectus and the Prospectus and any amendments thereof or supplements thereto, to the extent described therein.

(p) When duly executed, authenticated and delivered by the Trustee in accordance with the terms of the related Designated Agreement and offered, sold and paid for as provided in this Agreement, the Certificates will be validly issued pursuant to the related Designated Agreement, and will constitute the legal, valid and binding obligations of the related Trustee enforceable against such Trustee in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and the holders thereof will be entitled to the benefits of the related Designated Agreement.

(q) The Equipment Notes, when duly executed and delivered by the Company and when duly authenticated by the Loan Trustee in accordance with the terms of the related Indentures, will be duly issued under such Indentures and will constitute the legal, valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity; and, as so limited, the holders thereof will be entitled to the benefits of the related Indentures.

(r) The Basic Agreement has been duly qualified under the Trust Indenture Act.

(s) The consolidated historical financial statements and schedules of the Company included in any Time of Sale Prospectus, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(t) The Company (i) is an “air carrier” within the meaning of 49 U.S.C. Section 40102(a); (ii) holds an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo; and (iii) is a “citizen of the United States” as defined in 49 U.S.C. Section 40102.

(u) The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged, including private war risk insurance on its aircraft; all policies of insurance and fidelity or surety bonds insuring the Company or its businesses, assets, employees, officers and directors are in full force and effect; the Company is in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; the Company has not been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(v) The Company owns, leases or licenses or has the right to use all such properties as are necessary to the conduct of its operations as presently conducted.

(w) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the best knowledge of the Company, threatened against the Company that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(x) (i) No labor problem or dispute with the employees of the Company exists or is threatened or, to the Company’s knowledge, imminent, and (ii) the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect, except in the case of either clause (i) or (ii) as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(y) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal controls over financial reporting are effective and the Company is not aware of any material weakness in its internal controls. Except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto), since the end of the Company’s most recent audited fiscal year there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(z) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company; and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(aa) The Company possesses all licenses, certificates, permits and other authorizations issued by all applicable authorities, including the Department of Transportation, the FAA and the Federal Communications Commission, necessary to conduct its business and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(bb) The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it that is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, in each case except as described in the Time of Sale Prospectus.

(cc) The Company is (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) has not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto). Except as set forth in the Time of Sale Prospectus and the Prospectus, the Company has not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(dd) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(ee) Ernst & Young LLP, who has certified certain financial statements of the Company and delivered its report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Time of Sale Prospectus and the Prospectus, is an independent public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(ff) None of the Company or any Trust is, and after giving effect to the offering and sale of the Certificates and the application of the proceeds thereof as described in the Time of Sale Prospectus and the Prospectus, none of the Company or any Trust will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”); nor will the escrow arrangements relating to the Trusts contemplated by the respective Escrow Agreement, result in the creation of, an “investment company,” as defined in the 1940 Act. In making this determination, each Trust is relying upon the exclusion from the definition of investment company contained in Section 3(c)(5) of the 1940 Act, although additional exclusions or exemptions may be available at the closing date or in the future.

(gg) Neither the Company nor any of its affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(hh) The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ii) (1) Neither the Company, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)	the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

(2) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(3) Except as detailed in Schedule V, for the past five years, the Company has not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(jj) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(kk) The Company owns, possesses, licenses or has other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Prospectus to be conducted except where the failure to own or possess or otherwise be able to acquire such Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, (i) there is no material infringement by third parties of any such Intellectual Property; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others; except for the foregoing items set forth in clauses (i) through (iv) of this subparagraph, which would not, individually or in the aggregate, have a Material Adverse Effect.

(ll) The Company has filed all tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith and for which the Company has set aside on its books adequate reserves with respect thereto in conformity with GAAP or as would not have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus (exclusive of any supplement thereto).

(mm) There is no franchise, contract or other document of a character required to be described in the Registration Statement or the Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required (and the Preliminary Prospectus contains in all material respects the same description of the foregoing matters contained in the Prospectus); and the statements included in, or incorporated by reference into, the Preliminary Prospectus and the Prospectus under the headings “Material United States Federal Income Tax Consequences to Non-U.S. Holders,” and “Item 1—Business—Government Regulation,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(nn) Any statistical and market-related data included or incorporated by reference in the Time of Sale Prospectus and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources.

(oo) The Company has not taken, and will not take, any action that might cause this Agreement or the issuance or sale of the Certificates to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(pp) None of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by the Company that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company that could have a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company compared to the amount of such contributions made in the most recently completed fiscal year of the Company; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company compared to the amount of such obligations in the most recently completed fiscal year of the Company; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company related to their employment that could have a Material Adverse Effect. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company may have any liability.

(qq) None of Aircraft Information Services, Inc., Morten Beyer & Agnew, Inc. and BK Associates, Inc. (each, an “Appraiser” and, collectively, the “Appraisers”) is an affiliate of the Company or, to the knowledge of the Company, has a substantial interest, direct or indirect, in the Company. To the knowledge of the Company, none of the officers and directors of any of such Appraisers is connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(rr) The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Certificates.

2. Purchase and Sale. (a) On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company agrees to cause the Trustee to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Trustee, at a purchase price of 100% of the principal amount thereof, the aggregate principal amount of Certificates set forth opposite the name of such Underwriter in Schedule I, plus any additional principal amount of Certificates which such Underwriter may become obligated to purchase pursuant to the provisions of Section 8 hereof. Concurrently with the issuance of the Certificates, the Escrow Agent shall issue and deliver to the Trustee the Escrow Receipts in accordance with the terms of the Escrow Agreements, which Escrow Receipts shall be attached to the related Certificates.

(b) Payment of the purchase price for, and delivery of, the Certificates (with attached Escrow Receipts) shall be made at the offices of Debevoise & Plimpton LLP at 10:00 a.m. (Eastern time) on November 28, 2017, or at such other date, time or location or locations as shall be agreed upon by the Company and you, or as shall otherwise be provided in Section 8 hereof (such date and time being herein called the “Closing Time”). Payment shall be made to or upon the order of the Trustee by federal funds wire transfer or other immediately available funds against delivery of the Certificates to the account of Morgan Stanley & Co. LLC at The Depository Trust Company (“DTC”) for the respective accounts of the Underwriters. The Certificates (with attached Escrow Receipts) will be registered in the name of Cede & Co. or in such other names, and in such authorized denominations as you may request in writing at least two full business days before the Closing Time. Certificates for such Certificates (with attached Escrow Receipts), which may be in temporary form, will be made available for examination and packaging by you at the location or locations at which they are to be delivered at the Closing Time not later than 9:30 a.m., New York City time, on the business day prior to the Closing Time.

(c) The Company will pay to Morgan Stanley & Co. LLC at the Closing Time for the accounts of the Underwriters, the sum of $4,205,000, of which 40% is to be paid to Morgan Stanley & Co. LLC, 40% is to be paid to Citigroup Global Markets Inc., 10% is to be paid to Goldman Sachs & Co. LLC and 10% is to be paid to Barclays Capital Inc. Such payment will be made by federal funds wire transfer or other immediately available funds.

3. Agreements. The Company agrees with each of the Underwriters as follows:

(a) To prepare the Prospectus in a form reasonably approved by you and that complies with the Securities Act and the regulations thereunder, which sets forth the principal amount of the Certificates and their terms not otherwise specified in the Preliminary Prospectus, the name of each Underwriter participating in the offering and the principal amount of the Certificates that each severally has agreed to purchase, the price at which the Certificates are to be purchased by the Underwriter from the Trustee, any initial public offering price, any selling concession and reallowance, and such other information as you and the Company deem appropriate in connection with the offering of the Certificates, and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the date of this Agreement.

(b) To file no amendment or any supplement to the Registration Statement, the Preliminary Prospectus or the Prospectus prior to the Closing Time to which you reasonably object promptly after reasonable notice thereof; to advise the Underwriters, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to advise the Underwriters of the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus, promptly after receipt thereof; to prepare a final term sheet, containing solely a description of the Certificates, in a form approved by you and to file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such Rule; to timely file all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act; to timely file all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) (the “Prospectus Delivery Period”) is required in connection with the offering or sale of the Certificates; to advise the Underwriters, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or other prospectus in respect of the Certificates, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, of the suspension of the qualification of the Certificates for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Certificates by the Underwriters (references herein to the Registration Statement shall include any such amendment or new registration statement). None of the foregoing obligations shall extend any later than the Prospectus Delivery Period.

(c) If, at any time during such period after the date hereof and prior to the date on which all of the Certificates shall have been sold by the Underwriters, any event occurs as a result of which the Time of Sale Prospectus or the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with applicable law, the Company promptly will prepare and furnish, at its own expense, to the Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(d) The Company will promptly take such actions as you may reasonably request to qualify the Certificates for offer and sale under the laws of such jurisdictions as you may reasonably request and will maintain such qualifications in effect so long as required for the distribution of such Certificates. The Company, however, shall not be obligated to qualify as a foreign corporation or file any general consent to service of process under the laws of any such jurisdiction or subject itself to taxation in respect of doing business in any such jurisdiction in which it is not otherwise so subject.

(e) To furnish, during the Prospectus Delivery Period, to each Underwriter a conformed copy of the Registration Statement (as originally filed), and as many copies of the Time of Sale Prospectus, the Prospectus, and all amendments and supplements to such documents (excluding all exhibits and documents filed therewith or incorporated by reference therein) and as many conformed copies of all consents and certificates of experts, in each case as soon as available and in such quantities as each Underwriter reasonably requests.

(f) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158).

(g) Between the date of this Agreement and the Closing Time, the Company shall not, without your prior written consent, offer, sell or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the Certificates) or as debt securities that may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates or equipment purchase certificates secured by aircraft owned by the Company (or rights relating thereto).

(h) If by the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement as originally filed, any of the Certificates remain unsold by the Underwriters, the Company will use its best efforts to file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Certificates, in a form satisfactory to the Representatives. If at the Renewal Deadline the Company is no longer eligible to file an automatic shelf registration statement, the Company will, if it has not already done so, use its best efforts to file a new shelf registration statement relating to the Certificates, in a form satisfactory to the Representatives and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Certificates to continue as contemplated in the expired registration statement relating to the Certificates. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(i) To pay the required Commission filing fees relating to the Certificates within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.

(j) To use the net proceeds received by it from the sale of the Equipment Notes pursuant to this Agreement in the manner specified in the Preliminary Prospectus under the caption “Use of Proceeds.”

(k) To cooperate with the Underwriters and use its reasonable efforts to permit the Certificates to be eligible for clearance and settlement through the facilities of DTC.

(l) To issue Class AA Certificates, Class A Certificates and Class B Certificates that shall be rated at least as high as the ratings for the Class AA Certificates, the Class A Certificates and the Class B Certificates set forth in the issuer free writing prospectus used by the Underwriters to confirm sales, the form of which shall be agreed to between the Company and the Underwriters, from each “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, named therein, and in each case such ratings shall not be under surveillance or review with possible negative implications.

Each Underwriter agrees that in the aggregate, each class of the Certificates will be widely offered. Each Underwriter and each other member of the underwriting group that offers or sells Certificates agree that the Certificates of each class offered by such Underwriter and such other member of the underwriting group will be primarily offered in the United States to United States persons. The term “United States person” shall have the meaning set forth in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

4. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase and pay for the Certificates pursuant to this Agreement shall be subject in their discretion to the accuracy of and compliance with the representations and warranties of the Company contained herein as of the date hereof and as of the Closing Time, to the accuracy of the statements of the Company’s officers made in any certificates furnished pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) At the Closing Time, you shall have received:

(i) An opinion, dated the date of the Closing Time, of Thomas Canfield, Senior Vice President, General Counsel and Secretary of the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A hereto.

(ii) An opinion and a separate negative assurance letter, each dated the date of the Closing Time, of Debevoise & Plimpton LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit B hereto.

(iii) An opinion, dated the date of the Closing Time, of Morris James LLP, counsel for Wilmington Trust, as the Trustee, Subordination Agent, Loan Trustee and Paying Agent, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit C hereto.

(iv) An opinion, dated the date of the Closing Time, of Morris James LLP, counsel for Wilmington Trust Company, as the Escrow Agent, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit D hereto.

(v) An opinion, dated the date of the Closing Time, of Winston & Strawn LLP, counsel for the Liquidity Provider, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit E hereto.

(vi) An opinion, dated the date of the Closing Time, of Derek Culey, Executive Legal Counsel, for and on behalf of the Group General Counsel for the Liquidity Provider, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit F hereto.

(vii) An opinion, dated the date of the Closing Time, of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Depositary, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit G hereto.

(viii) An opinion, dated the date of the Closing Time, of Laura Correa, Senior Vice President for the Depositary, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit H hereto.

(ix) An opinion, dated the date of the Closing Time, from White & Case LLP, counsel for the Underwriters, with respect to the issuance and sale of the Certificates, the Time of Sale Prospectus, the Prospectus and other related matters as you may reasonably require.

(b) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act and in accordance with Section 3(a) hereof; the final term sheet contemplated by Section 3(b) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act shall have been received by the Company; no stop order suspending or preventing the use of the Prospectus or any issuer free writing prospectus shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and all requests for additional information by the Commission shall have been complied with to your reasonable satisfaction.

(c) On or after the date hereof, there shall not have been (i) any change or decrease, specified in the letters referred to in paragraph (d) of this Section 4, or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company the effect of which, in any case referred to in clause (i) or (ii) above, is, in your reasonable judgment, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Certificates as contemplated by the Time of Sale Prospectus and the Prospectus; and you shall have received a certificate of the President, a Senior Vice President or a Vice President of the Company, dated as of the date of the Closing Time, to the effect that (i) there has been no such material adverse change, in the case of clause (ii) above, in the Company, (ii) that the representations and warranties in Section 1 hereof and also the representations and warranties of the Company contained in the Operative Documents are true and correct with the same force and effect as though made at such Closing Time, and as to such other matters as you may reasonably request.

(d) At the time of the execution of this Agreement and also at the Closing Time, Ernst & Young LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you, together with signed or reproduced copies of such letter or letters for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Underwriters with respect to the financial statements and certain financial information contained in the Time of Sale Prospectus and the Prospectus.

(e) The Company shall have furnished to you and your counsel, in form and substance satisfactory to them, such other documents, certificates and opinions as such counsel may reasonably request for the purpose of enabling such counsel to pass upon the matters to be covered by the opinions required to be delivered under subsection (a)(vii) of this Section 4 and in order to evidence the accuracy and completeness of any of the representations, warranties or statements, the performance of any covenant by the Company theretofore to be performed, or the compliance with any of the conditions herein contained.

(f) Each of the Appraisers shall have furnished to the Underwriters a letter from such Appraiser, addressed to the Company and dated the date of the Closing Time, confirming that such Appraiser and each of its directors and officers (i) is not an affiliate of the Company or any of its affiliates, (ii) does not have any substantial interest, direct or indirect, in the Company or any of its affiliates and (iii) is not connected with the Company or any of its affiliates as an officer, employee, promoter, Underwriter, trustee, partner, director or person performing similar functions.

(g) Subsequent to the execution and delivery of this Agreement and prior to the Closing Time, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

All such opinions, certificates, letters and documents shall be deemed to be in compliance with the provisions hereof only if they are in all respects reasonably satisfactory to you and your counsel.

If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, other than by reason of any default by any Underwriter, such failure to fulfill a condition may be waived by you, or this Agreement may be terminated by you by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party, except as provided in Sections 5, 7 and 10 hereof, which provisions shall remain in effect notwithstanding such termination.

5. Payment of Expenses. The Company will pay or cause to be paid all expenses incident to the performance of the obligations of the Company under this Agreement, including (i) expenses relating to the preparation, printing, filing and distribution of the Time of Sale Prospectus, each issuer free writing prospectus listed on Schedule IV hereto and the Prospectus and any amendments thereof or supplements thereto, (ii) expenses relating to the preparation, printing and distribution of any agreement among Underwriters, this Agreement, the Certificates, the Equipment Notes, the Operative Documents, the Blue Sky Survey by the Underwriters’ counsel, (iii) expenses relating to the issuance and delivery of the Certificates to the Underwriters, (iv) the fees and disbursements of the Company’s counsel and accountants, (v) reasonable expenses of qualifying the Certificates under state securities laws in accordance with Section 3(d) hereof, including filing fees and reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the Blue Sky Survey, (vi) the fees and expenses of the Trustee, the Subordination Agent, the Liquidity Provider, the Escrow Agent, the Paying Agent, the Loan Trustee and the Depositary, and the fees and disbursements of their respective counsel, (vii) any fees charged by rating agencies for rating the Class AA Certificates, the Class A Certificates and the Class B Certificates, (viii) all expenses incurred in connection with any investor presentation to potential investors and (viii) certain fees and expenses of counsel for the Underwriters as heretofore agreed. The Company will also cause to be paid all expenses incident to the performance of its obligations under the Operative Documents and each of the other agreements and instruments referred to therein which are not otherwise specifically provided for in this Section.

6. Offering of Certificates. (a) (i) The Company represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 3(b) hereof, without your prior consent, which consent shall not be unreasonably withheld or conditioned, it has not made and will not make any offer relating to the Certificates that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act; (ii) each Underwriter represents and agrees that, without the prior consent of the Company, which consent shall not be unreasonably withheld or conditioned, other than one or more customary “Bloomberg Screens” to offer the Certificates or convey final pricing terms thereof that contain only information contained in the Time of Sale Prospectus, it has not made and will not make any offer relating to the Certificates that would constitute a free writing prospectus; and (iii) any free writing prospectus the use of which has been consented to by the Company and the Underwriters is listed on Schedule IV hereto.

(b) The Company has complied and will comply in all material respects with the requirements of Rule 433 under the Securities Act applicable to any issuer free writing prospectus, and including, as applicable, timely filing with the Commission or retention where required and legending.

(c) The Company agrees that if at any time following issuance of an issuer free writing prospectus any event occurred or occurs as a result of which such issuer free writing prospectus would conflict with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Underwriters and, if requested by the Underwriters, will prepare and furnish without charge to each Underwriter an issuer free writing prospectus or other document that will correct such conflict, statement or omission; provided, however, that this undertaking shall not apply to any statements or omissions in an issuer free writing prospectus made in reliance upon and in conformity with the information furnished in writing to the Company by the Underwriters as set forth in the penultimate sentence of Section 7(a) hereof.

7. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, any Underwriter’s officers and directors, each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, as well as any affiliate’s officers and directors against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto, any issuer free writing prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (taken together with the Time of Sale Prospectus), or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with, written information furnished to the Company by the Underwriters through you specifically for use in connection with the preparation thereof, it being understood and agreed that the only such information furnished by the Underwriters through you specifically for inclusion in the Preliminary Prospectus, the Prospectus or any issuer free writing prospectus consists of the following information in the Prospectus: the third sentence in the fifth paragraph and the tenth and eleventh paragraphs under the caption “Underwriting.” This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Underwriter severally agrees to indemnify and hold harmless the Company, each of its directors and officers and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action, but only with reference to the information furnished in writing to the Company by the Underwriters as set forth in the penultimate sentence of Section 7(a) hereof. This indemnity agreement will be in addition to any liability that the Underwriters may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or proceeding (including any governmental investigation), such indemnified party will, if a claim for indemnification in respect thereof is to be made against the indemnifying party under Section 7(a) or (b) hereof, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party (i) will not relieve such indemnifying party from liability under Section 7(a) or (b) hereof, unless and to the extent such indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any case, relieve it from any liability that it may have to any indemnified party otherwise than under Section 7(a) or (b) hereof. In case any such action or proceeding is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein (jointly with any other indemnifying party similarly notified), and to the extent that it may elect, by written notice, delivered to such indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants (including any impleaded parties) in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to appoint counsel to defend such action and approval by the indemnified party of such counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (x) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expense of more than one separate counsel (in addition to any local counsel), approved by the Underwriters in the case of paragraph (a) of this Section 7, representing the indemnified parties under such paragraph (a) who are parties to such action), (y) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice or commencement of the action or (z) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (x) or (z) is applicable, such liability shall be only in respect of the counsel referred to in such clause (x) or (z). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there is a final judgment against the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the proviso of the second sentence and the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (1) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (2) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (3) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (A) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party, and (B) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in paragraph (a) or (b) of this Section 7 is due in accordance with its terms but is for any reason unavailable on grounds of policy or otherwise, the Company and the Underwriters shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigation or defending same) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other, from the offering of the Certificates to which such loss, claim, damage, or liability (or action in respect thereof) relates. If the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Certificates pursuant to this Agreement shall be deemed to be in the same proportion as the total proceeds from the offering of the Certificates pursuant to this Agreement (before deducting expenses) received by the Company as set forth in the Prospectus and the total underwriting discounts and commissions received or to be received by the Underwriters in respect of the offering of the Certificates, bears to the aggregate offering price of the Certificates as set forth on the cover of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute hereunder in aggregate any amount in excess of the underwriting discount or commission actually paid to such Underwriter in connection with the transactions contemplated hereby less the aggregate amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls any Underwriter within the meaning of either the Section 15 of the Securities Act or Section 20 of the Exchange Act and each broker-dealer affiliate of any Underwriter shall have the same rights to contribution as any Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the provisions of this paragraph (d). The obligations of the Underwriters of Certificates in this subsection (d) to contribute are several in proportion to their respective purchase obligations with respect to such Certificates and not joint.

8. Default. (a) If any Underwriter shall default in its obligation to purchase the Certificates which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Certificates on the terms contained herein. If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such Certificates, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Certificates on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Certificates, or the Company notifies you that it has so arranged for the purchase of such Certificates, you or the Company shall have the right to postpone the Closing Time for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Prospectus, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Prospectus which in your reasonable opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Certificates.

(b) If, after giving effect to any arrangements for the purchase of the Certificates of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of Certificates which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Certificates, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Certificates which such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Certificates which such Underwriter agreed to purchase hereunder) of the Certificates of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Certificates of a defaulting Underwriter or Underwriters by you and the Company as provided in subsection (a) above, the aggregate principal amount of Certificates which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Certificates, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Certificates of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 5 hereof and the indemnity and contribution agreements in Section 7 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

9. Termination. This Agreement shall be subject to termination in your discretion, by notice given to the Company prior to Closing Time, if prior to such time (i) trading in the Company’s common stock shall have been suspended by the Commission or The NASDAQ Global Select Market, or trading in securities generally on The NASDAQ Stock Market or the New York Stock Exchange shall have been suspended or materially limited or minimum prices shall have been established on any such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities, (iii) there shall have occurred any material outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the United States is such as to make it, in your reasonable judgment, impracticable or inadvisable to market the Certificates or to enforce contracts for sale of the Certificates, or (iv) there shall have occurred any material disruption in securities settlement, payment or clearance services in the United States that would materially impair settlement and clearance with respect to the Certificates.

10. Representations, Warranties, Indemnities and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Underwriters, as set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by the Underwriters or any controlling person of any Underwriter or the Company or any officer or director or controlling person of the Company and shall survive delivery of and payment for the Certificates.

11. Liability upon Termination. If this Agreement shall be terminated pursuant to Section 8 or 9 hereof, the Company shall not then be under any liability to any Underwriter except as provided in Sections 5 and 7 hereof; but, if for any other reason, the Certificates are not delivered by or on behalf of the Company as provided herein, because the Company fails to satisfy any of the conditions set forth in Section 4 hereof or because of any refusal, inability or failure of the Company to perform any agreement herein or to comply with any provision hereof, other than by reason of a default by the Underwriters, the Company will reimburse the Underwriters for all out-of-pocket expenses, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of such Certificates, but the Company shall then be under no further liability to any Underwriter with respect to such Certificates except as provided in Section 5 and Section 7 hereof.

12. Notices. It is understood and agreed that Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are joint lead book runners for the public offering of the Certificates and any determinations or other actions to be made under this Agreement by you shall require the concurrence of each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. All statements, requests, notices and agreements hereunder shall be in writing and, if to the Underwriters, shall be delivered or sent by mail, telex or facsimile transmission to each of you, at Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Equipment Finance Group, and Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: Global Structured Debt – Capital Markets, and, if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Prospectus, Attention: General Counsel. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

13. Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 7 and 10 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Certificates from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

14. Time of the Essence. Time shall be of the essence of this Agreement.

15. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Certificates pursuant to this Agreement, including the determination of the offering price of the Certificates and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each

Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

16. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

17. Entire Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

18. GOVERNING LAW. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

19. Waiver of Jury Trial. The Company and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

SPIRIT AIRLINES, INC.

By:	/s/ Edward M. Christie
Name:	Edward M. Christie
Title:	Executive Vice President and Chief Financial Officer

2

Accepted as of the date hereof:

MORGAN STANLEY & CO. LLC

CITIGROUP GLOBAL MARKETS INC.

For themselves and on behalf of the several

Underwriters listed in Schedule I hereto.

MORGAN STANLEY & CO. LLC

By:	/s/ Dana Barta
Name:	Dana Barta
Title:	Executive Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Thomas Bliemel
Name:	Thomas Bliemel
Title:	Managing Director

3

SCHEDULE I

UNDERWRITERS	FACE AMOUNT OF CLASS AA CERTIFICATES	FACE AMOUNT OF CLASS A CERTIFICATES	FACE AMOUNT OF CLASS B CERTIFICATES
Morgan Stanley & Co. LLC	$61,776,000	$20,592,000	$22,760,000
Citigroup Global Markets Inc.	$61,776,000	$20,592,000	$22,760,000
Goldman Sachs & Co. LLC	$61,774,000	$20,591,000	$22,758,000
Barclays Capital Inc.	$61,773,000	$20,591,000	$22,757,000

Total	$247,099,000	$82,366,000	$91,035,000

SCHEDULE II

Class of Pass Through Certificates	Aggregate Face Amount	Interest Rate	Final Expected Regular Distribution Date
Class AA Certificates	$247,099,000	3.375%	February 15, 2030
Class A Certificates	$82,366,000	3.650%	February 15, 2030
Class B Certificates	$91,035,000	3.800%	February 15, 2026

SCHEDULE III

Pricing Supplement

November 13, 2017

Spirit Airlines, Inc. (“Spirit”)

(NASDAQ Symbol: SAVE)

2017-1 Pass Through Trusts

Class AA, Class A and Class B Pass Through Certificates, Series 2017-1

Pricing Supplement dated November 13, 2017 to the preliminary prospectus supplement dated November 13, 2017 (the “Preliminary Prospectus Supplement”) relating to the Class AA Certificates, the Class A Certificates and the Class B Certificates referred to below of Spirit.

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2017-1AA (the “Class AA Certificates”)	Class A Pass Through Certificates, Series 2017-1A (the “Class A Certificates”)	Class B Pass Through Certificates, Series 2017-1B (the “Class B Certificates”)

Amount:	$247,099,000	$82,366,000	$91,035,000

Ratings:	It is a condition to the issuance of the Class AA Certificates, the Class A Certificates and the Class B Certificates that they be rated by Fitch and Standard & Poor’s at not lower than the applicable ratings set forth in the table below:

Fitch:	AA	A	BBB+
Standard & Poor’s:	AA	A	BBB-

Public Offering Price:	100%	100%	100%

CUSIP:	84858W AA4	84858X AA2	84859M AA5

ISIN:	US84858WAA45	US84858XAA28	US84859MAA53

Coupon/Stated Interest Rate:	3.375%	3.650%	3.800%

Make-Whole Spread Over Treasuries:	0.15%	0.20%	0.30%

Depositary Rating:	The Depositary currently meets the Depositary Threshold Rating requirement. The Depositary has Long-Term Ratings of A+ from Fitch and A+ from Standard & Poor’s. The Depositary is a national bank, which has agreed to hold the Deposits for the Class AA Certificates in fiduciary accounts pursuant to its trust powers.

Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement. The Liquidity Provider has Long-Term Ratings of AA- from Fitch and AA- from Standard & Poor’s.

Available Amount under the Liquidity Facilities at February 15, 2019[1]:	$11,918,646	$4,296,580	$4,398,864

Initial “Maximum Commitment” under the Liquidity Facilities:	$14,293,133	$5,152,566	$5,928,908

Underwriters Purchase Commitments:
Morgan Stanley & Co. LLC	$61,776,000.00	$20,592,000.00	$22,760,000.00
Citigroup Global Markets Inc.	$61,776,000.00	$20,592,000.00	$22,760,000.00
Goldman Sachs & Co. LLC	$61,774,000.00	$20,591,000.00	$22,758,000.00
Barclays Capital Inc.	$61,773,000.00	$20,591,000.00	$22,757,000.00

Aggregate Underwriting Commission:	$4,205,000

Concession to Selling Group Members:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	November 28, 2017 (T+10) closing date, the 10th business day following the date hereof.

A rating is not a recommendation to purchase, hold or sell the Class AA Certificates, the Class A Certificates or the Class B Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned on the Issuance Date by Fitch and Standard & Poor’s to the Class AA Certificates, the Class A Certificates or the Class B Certificates referred to above will not be lowered or withdrawn by one or more rating agencies.

Spirit has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Spirit has filed with the SEC for more complete information about Spirit and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-800-718-1649, Citigroup Global Markets Inc. at 1-212-723-6171, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, or Barclays Capital Inc. toll-free at 1-888-603-5847.

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.

SCHEDULE IV

(a)	Free writing prospectus, dated November 13, 2017, in the form attached as Schedule III hereto.

SCHEDULE V

From December 1, 2016 to May 31, 2017, the Company ran scheduled flights to Havana, Cuba pursuant to 31 CFR part 515.501. In connection with such flights, the Company purchased goods and services in Cuba, including payment of landing fees, airport fees, ground services and other goods and services, and contracted with government-controlled entities, including, without limitation, Take Off S.A. and Ecasa S.A., to act as agents for the Company at the airport in Havana.